Exhibit A:

The 10-for-1 forward stock split was effected by means of (i) a stock dividend of nine (9) shares of class A common stock, $0.001 par value per share, of the Issuer (the “Class A Common Stock”) on and in respect of each of the issued and outstanding shares of Class A Common Stock (the “Class A Stock Dividend”) as of August 1, 2024 (the “Record Date”) and (ii) a stock dividend of nine (9) shares of class B common stock, $0.001 par value per share, of the Issuer (the “Class B Common Stock”) on and in respect of each of the issued and outstanding shares of Class B Common Stock (the “Class B Stock Dividend” and, together with the Class A Stock Dividend, the “Stock Dividend”) as of the Record Date. The Stock Dividend resulted in proportionate adjustments to the number of shares of Class A Common Stock beneficially owned by the reporting person and issuable under equity awards beneficially owned by the reporting person, including shares underlying outstanding restricted stock units, performance stock units and stock options, and the exercise prices of the stock options beneficially owned by the reporting person. Accordingly, the amounts of Class A Common Stock and option exercise prices reported on this Form 4 have been adjusted to reflect the Stock Dividend unless otherwise noted.

Ms. Montgomery also directly owns an employee stock option to purchase 40,000 shares of Class A common stock with (i) an exercise price of $40.460 per share and (ii) an expiration date of February 17, 2032. Of the 40,000 shares subject to this option, 2,500 shares vested on February 17, 2023, 12,500 shares vested on February 17, 2024, 12,500 shares are scheduled to vest on February 17, 2025, and 12,500 shares are scheduled to vest on February 17, 2026.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 1,500 shares of Class A common stock. These 1,500 shares are scheduled to vest on November 13, 2024.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 200 shares of Class A common stock. Of these 200 shares, 100 shares are scheduled to vest on November 15, 2024, and 100 shares are scheduled to vest on November 15, 2025.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 3,430 shares of Class A common stock. Of these 3,430 shares, 1,140 shares are scheduled to vest on June 5, 2025, 1,140 shares are scheduled to vest on June 5, 2026, and 1,150 shares are scheduled to vest on June 5, 2027.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 6,230 shares of Class A common stock. Of these 6,230 shares, 1,550 shares are scheduled to vest on March 21, 2025, 1,560 shares are scheduled to vest on March 21, 2026, 1,560 shares are scheduled to vest on March 21, 2027, and 1,560 shares are scheduled to vest on March 21, 2028.